EXHIBIT 21.1

INCOME OPPORTUNITY REALTY INVESTORS, INC.

SUBSIDIARIES OF THE REGISTRANT

The following is a list of all subsidiaries and partnership interests of Income Opportunity Realty Investors, Inc., the percentage of ownership and the state or other jurisdiction of organization or incorporation as of December 31, 2009:

Name of Entity	Ownership	Jurisdiction
Corporations
IORI Operating, Inc.	100.0%	Nevada
IORI Centura, Inc.	100.0%	Nevada
IORI Falcon Point, Inc.	100.0%	Nevada
IORI Keller Springs Tech, Inc.	100.0%	Nevada
IORI Minerals, Inc.	100.0%	Nevada
IORI Valley View, Inc.	100.0%	Nevada
Midland Odessa Properties, Inc.	19.9%	California
Transcontinental Brewery, Inc.	100.0%	Nevada
Transcontinental Parkway Corporation	100.0%	Nevada

LLC interests (including direct and indirect ownership through subsidiaries)
IORI Meridian Apartments, LLC	100.0%	Texas
IORI Sinclair Place, LLC	100.0%	Texas

Partnerships (including direct and indirect ownership through subsidiaries)
Metra Brighton Court, LP	5.97%	Delaware
Metra Cross Pool 1, LP	5.97%	Delaware
Metra Cross Pool 2, LP	5.97%	Delaware
Metra Delmar Valley, LP	5.97%	Delaware
Metra Enclave, LP	5.97%	Delaware
Metra Fairway View, LP	5.97%	Delaware
Metra Fountain Lake, LP	5.97%	Delaware
Metra Harper’s Ferry, LP	5.97%	Delaware
Metra Quail Oaks, LP	5.97%	Delaware
Metra Westwood, LP	5.97%	Delaware
Metra Willow Creek, LP	5.97%	Delaware
Nakash Income Associates	40.0%	Georgia
TCI Eton Square, LP	10.0%	Texas